EXHIBIT-11



                         OXFORD INDUSTRIES, INC.
                    COMPUTATION OF PER SHARE EARNINGS
                    ---------------------------------

                               Year Ended
                      -------------------------------
                      May 31, 1996       June 2, 1995
                      ------------       ------------

Net earnings            $2,194,000        $10,575,000

Average number of shares
  outstanding:
    Primary              8,838,438          8,832,960
    Fully diluted        8,841,730          8,835,452
    As reported (1)      8,748,625          8,669,888

Net earnings per
  common share:
    Primary                   $.25              $1.20
    Fully Diluted             $.25              $1.20
    As Reported (1)           $.25              $1.22
- - -------------------

(1) Common stock equivalents (which arise solely from outstanding stock options) are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common share.

Weighted Average Shares O/S   8,700,450
Weighted Average Shares O/S   8,714,170
Weighted Average Shares O/S   8,779,344
Weighted Average Shares O/S   8,801,343
- - ---------------------------   ---------
12 Months Average             8,748,625
                              =========
<page 23>